EXHIBIT 99.1
Insteel Industries, Inc.
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Chief Financial Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES DECLARES TWO-FOR-ONE STOCK SPLIT AND QUARTERLY CASH DIVIDEND
MOUNT AIRY, N.C., May 16, 2006 – Insteel Industries, Inc. (Nasdaq: IIIN) today announced that its board of directors has approved a two-for-one split of its common stock, payable on June 16, 2006 to shareholders of record as of June 2, 2006. The split will be implemented as a stock dividend of one share for each share held as of the record date and will increase the number of shares outstanding from approximately 9.1 million to 18.2 million. The Company’s common stock will begin trading at its post-split price at the beginning of trading on June 19, 2006.
The board also approved a quarterly cash dividend of $0.03 per share on the Company’s common stock on a post-split basis, payable on July 7, 2006 to shareholders of record as of June 23, 2006.
“We are pleased to announce the stock split in response to the Company’s strong financial results, the appreciation in our stock price and our favorable business outlook,” said H.O. Woltz III, Insteel’s president and chief executive officer. “Today’s action should serve to improve the trading volume and liquidity of our stock, providing enhanced value to our shareholders.”
About Insteel
Insteel Industries is one of the nation’s largest manufacturers of steel wire reinforcing products. The Company manufactures and markets standard and engineered reinforcing solutions for a broad range of concrete construction and industrial applications. Insteel’s concrete reinforcing products business unit manufactures PC strand and welded wire reinforcement products including standard welded wire reinforcement, concrete pipe reinforcement and engineered structural mesh. The Company’s industrial wire products business unit manufactures tire bead wire and other specialty wire products. Headquartered in Mount Airy, North Carolina, Insteel operates seven manufacturing facilities located in the United States.
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